Exhibit 99.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700	F: 617.621.0430
CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports

Fourth Quarter and Year End 2012 Financial Results

CAMBRIDGE, MA — February 15, 2013 — Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA) today reported its financial results for the fourth quarter and year ended December 31, 2012.

For the fourth quarter of 2012, the company reported a net loss of $(17.7) million, or $(0.35) per share compared to a net loss of $(1.3) million, or $(0.02) per share for the same period in 2011. For the year ended December 31, 2012, the company reported a net loss of $(58.6) million, or $(1.16) per share compared to net income of $180.4 million, or $3.55 per diluted share, for the same period in 2011. At December 31, 2012, the company had cash, cash equivalents, and marketable securities of $340.6 million compared to $348.4 million at December 31, 2011.

“In 2012, we made significant advances across our development programs,” said Craig Wheeler, president and chief executive officer of Momenta Pharmaceuticals. “We have invested in our capabilities to develop multiple biosimilars, advanced an innovative sialylation technology that could have broad applicability and initiated clinical studies of our novel drug M402 for metastatic pancreatic cancer. The advancement of M356, our generic version of Copaxone®, is a key priority and the FDA’s review of the ANDA is moving forward. We remain confident that the data submitted as part of the ANDA support approval under the 505(j) pathway as an interchangeable generic Copaxone.”

Mr. Wheeler continued, “Royalty revenues from sales of enoxaparin sodium injection rebounded nicely in the fourth quarter and we believe will continue to provide important cash flow to Momenta.”

Fourth Quarter and Recent Events

Complex Generics Program:

M356, generic version of Copaxone® (glatiramer acetate injection)

•                  The ANDA for M356 is under active review by the U.S. FDA.

•                  In the patent litigation brought by Teva Pharmaceuticals against Momenta and Sandoz, appellate briefing is expected to be completed in the first quarter. Oral arguments are expected to be heard by the U.S. Court of Appeals for the Federal Circuit in the second quarter of 2013, with the appellate decision expected in the second half of the year.

Enoxaparin Sodium Injection

•                  In the fourth quarter of 2012, Momenta earned $10.8 million in product revenues on net sales of enoxaparin sodium injection based on Sandoz reported net sales of $85 million.

•                  In November 2012, the U.S. Court of Appeals for the Federal Circuit denied en banc review of its decision in Momenta Pharmaceuticals vs. Amphastar Pharmaceuticals, Inc. Momenta plans to file this month a petition for a writ of certiorari for a review by the Supreme Court.

•                  The stay on the District Court proceedings has been lifted. Amphastar has filed a Motion for Summary Judgment and the Court has set a briefing schedule.

Biosimilars Program:

Baxter Collaboration

•                  Three biosimilar products are being developed by Momenta under the collaboration — M923 and M834, which are targeted for the treatment of autoimmune and other inflammatory indications, and M511, a monoclonal antibody for oncology. Momenta expects to submit an IND (Investigational New Drug) application in 2014 for its lead biosimilar, M923, and is also targeting achievement of development criteria that would generate a license payment or milestone payment for M511 and M834 in 2014.

Novel Drug Program:

M402 novel oncology candidate

•                  Momenta is conducting a Phase 1/2 proof-of-concept trial for M402 in people with advanced metastatic pancreatic cancer. Data from Part A of the two-part study, which is designed to investigate the safety and antitumor activity of M402, are expected in 2013. M402 is a novel oncology candidate designed to inhibit tumor angiogenesis, progression, and metastasis.

Sialylation research program

•                  Momenta continues to make significant research progress in demonstrating that the sialylation of Fc enhances anti-inflammatory effects. The company expects to generate more data in 2013 that will guide its research efforts toward optimizing a drug candidate to take into the clinic.

Fourth Quarter and Year End 2012 Financial Results

Total collaboration revenue for the fourth quarter of 2012 was $12.7 million (including enoxaparin product revenue of $10.8 million), compared to $29.5 million (including enoxaparin product revenue of $26.1 million) for the same period in 2011. Sandoz reported fourth quarter 2012 enoxaparin net sales of $85 million versus $225 million for the fourth quarter 2011. The significant decrease in enoxaparin product revenue reflects decreased unit sales due to lower market share, as well as lower prices in response to competitor pricing reductions on enoxaparin. For the year ended December 31, 2012, revenue was $63.9 million, compared to $283.1 million for 2011. In January 2012, the launch of a competitor’s generic Lovenox® triggered a change in the revenue Momenta receives from its collaborator, Sandoz, from a hybrid profit share/royalty to a straight royalty structure. The fiscal year 2011 included product revenue earned based on profit share through September 2011 and a hybrid royalty/profit share for the fourth quarter of 2011, while the fiscal year 2012 product revenue reflected the straight royalty structure after January 2012.

Collaborative research and development revenue for the fourth quarter of 2012 was $1.9 million, which included $0.7 million expense reimbursement from Sandoz under the enoxaparin and generic Copaxone® collaborations, $0.5 million amortization of the equity premium received from the 2006 Sandoz collaboration, and $0.7 million amortization of the $33 million payment paid by Baxter.

Research and development expenses for the fourth quarter of 2012 were $21.5 million, compared to $21.2 million for the same period in 2011. For the year ended December 31, 2012, research and development expenses were $80.3 million, compared to $64.7 million for the year ended 2011. The increase of $15.6 million in research and development expenses from 2011 to 2012 resulted from increases of $9.8 million in personnel and facilities-related expenses, $3.0 million in laboratory expenses, and $2.5 million in clinical trial expenses associated with our M402 Phase 1/2 clinical study.

General and administrative expenses for the quarter ended December 31, 2012 were $9.4 million, compared with $9.7 million for the same period in 2011. For the year ended December 31, 2012, general and administrative expenses were $43.7 million, compared to $38.7 million for the year ended 2011. The increase of $5.0 million in general and administrative expenses from 2011 to 2012 was primarily due to increases of $6.4 million in professional fees, largely related to enoxaparin patent litigation in the first half of 2012, $1.7 million in personnel-related expenses, and $1.7 million in share-based compensation expense, offset by a decrease of

$5.5 million in royalty fees payable, primarily to the Massachusetts Institute of Technology, due to reduced enoxaparin product revenue.

At December 31, 2012, Momenta had $340.6 million in cash, cash equivalents and marketable securities. This cash position excludes restricted cash of $17.5 million, which serves as collateral for a security bond related to enoxaparin legal proceedings, and $2.5 million of cash that is restricted in connection with a facility lease letter of credit.

Financial Guidance

Momenta confirmed its guidance provided November 7, 2012 for 2013 total operating expenses, excluding stock-based compensation and net of collaborative revenues, of approximately $30 million per quarter. For 2013, Momenta is projecting that its net cash usage will average approximately $20 to $24 million per quarter for a total operating cash usage of approximately $90 million.

Conference Call Information

Management will host a conference call and webcast today at 10:00 am ET to discuss these results and provide an update on the company. A live webcast of the conference call may be accessed on the “Investors” section of the company’s website, www.momentapharma.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through March 1, 2013.

To access the call you may also dial (877) 224-9084 (domestic) or (720) 545-0022 (international) prior to the scheduled conference call time and provide the access code 89671238. A replay of the call will be available approximately two hours after the conclusion of the call and will be accessible through November 14, 2013.  To access the replay, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and provide the access code 89671238.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed structural analysis of complex mixture drugs and is headquartered in Cambridge, MA. Momenta is applying its technology to the development of generic versions of complex drugs, follow-on biologics and to the discovery and development of novel drugs.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, the Company’s revenue, expenses, including total operating expenses for 2013, comments regarding fourth quarter revenue as indicative of future enoxaparin revenue, anticipated achievement of milestones under the Baxter collaboration in 2014, and cash usage, and other results of operations, our expected product development and collaboration milestones and timing for clinical and non-clinical results, our plans for future research and development investment, and our other product development plans and expectations constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “hope,” “target,” “project,” “goals,” “potential,” “predict,” “might,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the company’s Quarterly Report on Form 10-Q for quarter ended September 30, 2012 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein.  Momenta is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2012	December 31, 2011
Assets
Cash and marketable securities	$340,603	$348,438
Accounts receivable	10,811	28,171
Short-term and long-term restricted cash	19,971	17,500
Other assets	35,244	26,800
Total assets	$406,629	$420,909
Liabilities and Stockholders’ Equity
Current liabilities	$18,161	$16,028
Deferred revenue, net of current portion	27,269	1,608
Other long-term liabilities	712	195
Stockholders’ equity	360,487	403,078
Total liabilities and stockholders’ equity	$406,629	$420,909

 MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statements of Comprehensive (Loss) Income

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Collaboration revenues:
Product revenues	$10,812	$26,148	$54,772	$270,473
Research and development revenues	1,916	3,307	9,149	12,595
Total revenues	12,728	29,455	63,921	283,068
Operating expenses:
Research and development*	21,540	21,239	80,345	64,657
General and administrative*	9,373	9,714	43,682	38,710
Total operating expenses	30,913	30,953	124,027	103,367

Operating (loss) income	(18,185)	(1,498)	(60,106)	179,701

Other income (expense):
Interest income	288	247	1,238	746
Interest expense	—	(2)	—	(91)
Other income	220	—	220	—
Total other income (expense)	508	245	1,458	655

Net (loss) income	$(17,677)	$(1,253)	$(58,648)	$180,356

Net (loss) income per share:
Basic	$(0.35)	$(0.02)	$(1.16)	$3.62
Diluted	$(0.35)	$(0.02)	$(1.16)	$3.55

Weighted average shares outstanding:
Basic	50,547	50,128	50,411	49,852
Diluted	50,547	50,128	50,411	50,823

Comprehensive (loss) income	$(17,737)	$(1,186)	$(58,456)	$180,291

*Includes the following share-based compensation expense:
Research and development	$1,515	$1,369	$5,832	$4,919
General and administrative	$1,937	$1,753	$7,880	$6,219

CONTACT:

Lora Pike

Momenta Pharmaceuticals, Inc.

lpike@momentapharma.com

(617) 395-5189